Exhibit 23.1

KPMG LLP

811 Main Street

Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 23, 2024, with respect to the consolidated financial statements of Murphy Oil Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Houston, Texas

October 11, 2024